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Liquid Audio Responds to Steel Partners and Musicmaker.com

REDWOOD CITY, Calif. (Oct. 24, 2001)-Liquid Audio, Inc. (Nasdaq: LQID) today announced that it has received a letter from Steel Partners relating to a proposal to purchase Liquid Audio for $3.00 per share in cash. The Company will consider Steel Partner's offer at the Company's next regularly scheduled board meeting.

The Company also announced that it had denied a publicly announced request from one of its stockholders, musicmaker.com, Inc., to call a special meeting of the Company's stockholders. Under the Company's bylaws, stockholders are not permitted to call special meetings.

Liquid Audio, Inc. is a leading provider of software, infrastructure and services for the secure digital delivery of media over the Internet. The Liquid Audio solution gives content owners, Web sites and companies the ability to publish, syndicate and securely sell digital media online with copy protection and copyright management. Using the Liquid(TM) Player software, available for free download at www.liquidaudio.com (http://www.liquidaudio.com), consumers can preview and purchase downloadable music from hundreds of affiliate Web sites in the Liquid Music Network(SM).

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Liquid, Liquid Audio and the Liquid Audio logo are trademarks of Liquid Audio,
Inc.

For more information, press only:

Kim Strop
Liquid Audio, Inc.
(650) 549-2194
email: kstrop@liquidaudio.com
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